Exhibit 99.1

GeoMet, Inc. announces that it has filed a complaint against CNX Gas Company LLC and

Island Creek Coal Company alleging antitrust, tortious interference and other causes of action relating to GeoMet’s properties in the Oakwood Field in Virginia

Houston, Texas—February 15, 2007—GeoMet, Inc. (NASDAQ: GMET), together with its subsidiaries, yesterday filed a complaint against CNX Gas Company LLC and Island Creek Coal Company in the Circuit Court of Tazewell County, Virginia, seeking damages arising from alleged violations of the Virginia Antitrust Act, tortious interference with contractual relations with third parties, and statutory and common law conspiracy.

The suit seeks $561 million for compensatory and consequential damages for alleged violations of the Virginia Antitrust Act, including alleged anticompetitive efforts of CNX to dominate and maintain its control over the market for the production and transportation of coalbed methane gas from the Oakwood Field in Buchanan County, Virginia and for CNX’s alleged efforts to conspire and act in concert with Island Creek Coal Company and others to dominate and maintain control over the market for the production and transportation of coalbed methane gas from the Oakwood Field in violation of the Virginia Antitrust Act and Virginia statutory and common law. The suit also alleges CNX’s intentional interference with GeoMet’s existing and prospective third-party business relationships in efforts to harm GeoMet and improve CNX’s position and corporate and financial interests. GeoMet seeks to have any damages awarded for alleged violations of the Virginia Antitrust Act tripled under Virginia statutes permitting a court to award treble damages, as well as injunctive relief to prevent CNX and other parties from continuing these alleged anticompetitive activities.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

Forward Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, our ability to transport gas to market, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the coalbed methane gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward looking statements.

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